Consulting Agreement

THIS CONSULTING AGREEMENT (the "Agreement") effective as of the 5th day of January, 2006.

BETWEEN

HEMIS CORPORATION
Neuhofstrasse 8
8600 Dübendorf
Switzerland

(the "Company")

AND

DOUGLAS OLIVER
11564 Belfry Point
Bentonville, Arkansas 72712
USA

(the “Consultant”)

WHEREAS:

A	The Company is engaged in the acquisition of mining rights and the exploration of mining properties; and

B	The Company and the Consultant have agreed to enter into a consulting agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1	Duties

1.1

The Company appoints the Consultant to undertake the duties as a Geologist, to commence immediately and as a Director to serve on the Board of Directors of the Company, to commence on March 21, 2006, and the Consultant accepts the positions, on the terms and conditions set forth in this Agreement.

1.2

Specifically, the Consultant will be required to serve on the Board of Directors and to provide Geologist services and to negotiate and complete the acquisition of mining rights for the Company and to oversee the geological work on any future geological projects.

2	Term

2.1	The Consultant’s appointment as Geologist shall commence with effect from January 5, 2006 and shall continue until terminated in accordance with the provisions of clause 7 of this Agreement.

2.2

The Consultant’s appointment as Director on the Board of Directors shall commence with effect from March 21, 2006 and shall continue until terminated in accordance with the provisions of clause 7 of this Agreement.

3	Compensation

3.1	Remuneration. The remuneration of the Consultant for his services shall be:

	a	as a incentive for agreeing to this contract, 50,000 common shares of the Company, to be issued at fair market value; and

b

50,000 options to purchase common shares of the Company each year for three years (the “Performance Options”), which shall vest, so long as the Consultant continues to serve as a Director on the Board of Directors, according to the following schedule:

		•	On March 21, 2006, 50,000 options to purchase common shares of the Company at $1.00 per share;

	•	On January 1, 2007, 50,000 options to purchase common shares of the Company at $1.50 per share;

	•	On January 1, 2008, 50,000 options to purchase common shares of the Company at $2.00 per share; and

The Performance Options will expire on the date the Consultant ceases to serve on the Board of Directors of the Company.

c         The Company hereby issues the Consultant two more options (the “Conditional Options”), according to the following conditions:

•
An option to purchase 100,000 common shares of the Company at a price of $1.00 per share, which shall only become exercisable after successful completion of the exploration stage of the project at El Tigre, Porvenir, and the surrounding area. The area must be ready to drill by December 31, 2006 for the options to become exercisable.

•
An option to purchase 1,000,000 common shares of the Company at a price of $1.00 per share, which shall only become exercisable if a substantial deposit in excess of 500,000 ounces of gold has been identified on any existing property that the Company has the rights to, or any new property in which the Company has acquired rights.

The Conditional Options shall expire 60 days after the termination of this Agreement.

d      More details of the Performance Options and the Conditional Options and share issuance are set forth in the Option Agreements and Subscription Agreements between the Company and the Consultant.

3.2

Expenses. The Consultant will be entitled to receive a daily rate of US $400.00 plus expenses, per actual day the Consultant provides services to the Company, to be invoiced monthly. Full costs of attending Company functions to give presentations for the Company will be paid in full by the Company.

4	Non-solicitation

4.1	The Consultant also agrees that:

	(a)	during the term of this Agreement he or she will not hire or take away or cause to be hired or taken away any employee or consultant of the Company; and

(b)

for a period of 12 months following the termination of this agreement, the Consultant will not hire or take away or cause to be hired or taken away any employee who was in the employ of the Company during the 12 months preceding such termination.

5	Confidential Information

5.1

The Consultant acknowledges that as the Consultant and Director of the Company, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

	(a)	names and locations of certain properties;

	(b)	trade secrets; and

	(c)	confidential information concerning the business operations or financing of the Company.

5.2

The Consultant acknowledges that the information referred to in clause 6.1 could be used to the detriment of the Company. Accordingly, the Consultant undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Consultant’s services under this Agreement), or after the termination of this Agreement, except with the written permission of an officer of the Company.

6	Termination

6.1	Either the Company or the Consultant may terminate this Agreement at any time, provided that 14 days’ notice has been delivered by the party terminating the Agreement.

7	Company’s Property

7.1

The Consultant acknowledges that all items of any and every nature or kind created or used by the Consultant pursuant to this Agreement, or furnished by the Company to the Consultant, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement. The Consultant hereby assigns any and all copyright to the Company on all literary and other artistic works created for the benefit of the Company towards which the Consultant contributes, and the Consultant waives any and all moral rights that may be associated with such works.

8	Assignment of Rights

8.1	The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Consultant under this Agreement are not assignable or transferable in any manner.

9	Notices

9.1

Any notice required or permitted to be given to the Consultant shall be sufficiently given if delivered to the Consultant personally or if mailed by registered mail to the Consultant’s address last known to the Company, or if delivered to the Consultant via facsimile.

9.2

Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Consultant, or if delivered to the Company via facsimile.

10	Severability

10.1

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

11	Modification of Agreement

11.1	Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

12	Countersignatures

12.1

This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

HEMIS CORPORATION
by its authorized signatory

/s/ Norman Meier
Norman Meier, President

Consultant:

/s/ Douglas Oliver
Douglas Oliver